EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the current report on Form S-1/A of Lihua International, Inc. to be filed with the Securities and Exchange Commission on or about February 11, 2009, of our report dated June 25, 2008 except for notes 3 and 21 which the date is February 11, 20029 on our audit of the consolidated financial statements of Ally Profit Investments Limited and subsidiaries for the years ended December 31, 2007 and 2006.

/s/ Yu and Associates
Arcadia, California
February 11, 2009